MAGFAST®

MAGFAST is a revolutionary new family of wireless magnetic chargers that change charging for good.


Changing charging.
For good.

Invest

$100.00 minimum investment

Deadline December 17, 2020
in 23 days

Unit Price
$10.00

Total Raised
$0

Valuation
$20,000,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

MAGFAST [1] is a direct-to-consumer electronics company. We design and manufacture a family of premium charging products that snap together magnetically, charge wirelessly, and support every device from every brand. Each MAGFAST charger and power bank is uniquely powerful and flexible in its own right, even more so as part of an integrated system.

Each individual MAGFAST product is designed to compete as best in its class, to bring customers into the ‘family’ when they’re buying for a specific need. To date the vast majority of our chargers have however been pre-ordered in our MAGFAST Family Pro Kit bundle of 6 chargers.

DEAL HIGHLIGHTS

MAGFAST is changing charging for good:

- **MAGFAST’s chargers and power banks are revolutionary**, because they snap together magically, and **charge as soon as they touch**. No wires. No mess. No missing cables. They just work. A **family**, because, like all good families, they work together.
- We know there’s a huge demand and our customer-acquisition model is proven: we test launched MAGFAST in 2017 and pre-orders totaled over **$250,000 in under 15 minutes**, over **$600,000 in the first 24 hours**. Higher-end consumers have to-date placed pre-orders worth over $9M and we are on track for **nearly $10M in pre-orders by the end of 2020.**
- **The global market** for chargers and portable power banks is worth over $20 billion, and growing fast [2]. Yet somehow there are no great charging brands!

Apple - Magfast



APPLE
$774,000
1st
12 months
revenue
MAGFAST
$623,000
1st
12 HOURS
pre-orders

OK, so it's not, forgive us, an apples to apples comparison… but we're very proud of the massive market validation when we first revealed our vision to the world!

> **"I just wanted to state how awesome and amazing you guys truly are. I'm extremely excited about your products and I've been telling everyone I know about it. Not only is your product awesome but your team is awesome. I could watch you guys talk about your product all day. Thank you for showing us insight on your tremendous accomplishments."**
>
> *- Ryan Foreman, Show Review*

PROBLEM

This story begins in a home, perhaps like yours, that always seems in need of a touch more organization.

Seymour Segnit invented MAGFAST to solve a real problem in our home: those messy and missing cables that end up all over the floor or in a drawer or back pocket somewhere (but which floor, which drawer, which pocket??)

Problem


OR

On the left, two power banks and a smartphone are all charging, along with a 100W laptop-ready power source. On the right, MAGFAST doing the same job.

Mobile devices have become smarter and faster, and chargers have become more powerful. But the premise of charging is largely unchanged: clunky, throwaway boxes that rely on wires that get lost.

And then there's the cost of living without everywhere charging. Have you ever missed that all-important call or run out of juice when shooting a video of your kids or watching a favorite movie? In today's world, keeping your mobile devices charged up is no longer a nice-to-have. Staying in touch for work, handling emergencies smoothly, being there for your loved ones when they need you - these are the promises of today's communications.

We knew it was time for something better.

> **“I have been working with the MAGFAST family for some time now. Amy & Seymour are true business professionals and solid great people. Keep up the great work MAGFAST!”**
>
> *- Chris Keissling, Google Review*

SOLUTION

MAGFAST is:

- Designed to be best in class for each charger and power bank individually
- The ONLY wireless-magnetic family of chargers and power banks
- Engineered to work, consistently, reliably, every time, for years to come
- Designed down the tiniest detail to be elegant as well as functional

Magfast


MAGFAST®

MAGFAST Pro Kit is our bundle of six chargers, and the most popular choice of our pre-order customers. It can't absolutely guarantee you will never miss another important call, but with MAGFAST the chances are **you'll always have the mobile power you need, for work, for play, and in an emergency**.

The MAGFAST family is designed for **durability**, to take the real knocks of real life and to last for years to come. Pro Kit will charge your **older devices from the past decade** and the **new devices coming up for the next decade**.

The problem with traditional power banks has always been that they're so inconvenient to get power both in and out of! Every MAGFAST product has **multiple ways of getting power in**. And **multiple ways of getting power out**. Easy to charge up. Easy to charge with.

Every MAGFAST device **snaps to charge...** so Wall can instantly charge Road and Road can charge Life and Life can charge Air and …

Every MAGFAST power bank comes with **an awesome, fast, built-in, replaceable, patent-pending mini cables**.

Because MAGFAST is **wireless**, you'll just grab your phone or tablet as you run out the door. Because of the **magic of magnets**, you'll also grab your MAGFAST power bank snapped magnetically onto Wall or another MAGFAST device.

And because the MAGFAST Pro Kit has a powerful charger for every part of your life, it's the perfect **mobile-communications-power kit** for a future emergency, with the perfect "let me give you a hand" battery packs. **Extreme** can charge multiple devices simultaneously, multiple times, or could jump-start up to two-dozen cars. **Road** is both a battery pack and an emergency flashlight.

With MAGFAST in your home, your car, your office and your backpack, you're all set.

Individually, each product is designed to be best in class. As a family, nothing else comes close.

> **"I'm being treated as if I am a million dollar investor... and I just happened to love your ideas."**
>
> *- Joan Dickerson, PhD., Show Review*

BUSINESS MODEL

In official business-speak, our business model is direct to consumer (DTC or D2C).

In more straightforward language, we find our customers directly - through online advertising and a long-form webinar that explains the product range - and then we embrace and pamper everyone who chooses to become part of the family.



Watch MAGFAST's unique online pre-order experience that has driven nearly $10 million in pre-orders. Here is a transcript of the presentation.

Until the product range ships (early 2021), all receipts are pre-order crowdfunding.

Once crowdfunding orders are fulfilled, ongoing DTC sales will be supplemented by Amazon (FBA) as our initial channel partner.

Through superior customer service, regular communication, integrated snap-to-charge products and the announcement of new products and new markets, we believe excellent growth is possible, with strong levels of repeat business and a lifetime value per customer perhaps 2-3X the initial order value.

Business model



MAGFAST has a slate of exciting but still top-secret designs. They will be launched in 2021 and beyond to a large and growing existing customer base.

> **“MAGFAST is by far one of the most honest companies I have ever worked with. They are also very loyal. Their communication skills are above and beyond. I am truthfully enjoying my partnership with MAGFAST! I predict a long and successful working relationship with this company. My hat is off to you MAGFAST!”**
>
> *- William Provost, BBB Review*

MARKET

The charger market is big. Very big.

While analysts don’t agree on quite how big, they agree that the market is huge and growing fast. By some estimates, our global total addressable market for wireless chargers and power banks could exceed $40 billion by mid-decade. The wireless charger segment alone is estimated to have breakneck annual growth of up to 30% [2].

And, unlike most mature consumer markets, there are really no great charger brands.

Competitors include Belkin, Anker, Aukey, Mophie, RAVPower, Duracell, iClever, EasyAcc, Samsung, Xiaomi, Monoprice. Lesser-known (in the U.S. and elsewhere) brands include Aibocn, Boscov, Bestek, Yoobao, iMuto, Maxxima, Moshi, Native Union, Nimble [3]. The market is highly fragmented, with no large companies primarily dedicated to charging, and several smaller companies jockeying to differentiate themselves based on minor feature differences (improved build quality, marginally larger batteries, slightly faster charging times, etc).

No charger company offers an integrated system of products that all work seamlessly together, or any equivalent to snap-to-charge. MAGFAST’s product range and business model are designed to be considerably more ‘sticky’ than competitive chargers and power banks.

Product strategy


Product Strategy
SYSTEM
MAGFAST
Standalone
Maxxima
Bestek
Boscov
Monoprice
belkin
DURACELL
ANKER
iclever
mophie
AUKEY
RAVPOWER
Low-End
Premium

To our knowledge, no-one else is playing in the ‘system’ segment we’ve created. It won’t last forever, but we have a distinct first-mover advantage.

We expect repeat orders and a strong lifetime customer value for these reasons:

- Products that work together as a system provide an excellent incentive to buy additional units in the same family of devices.
- MAGFAST is one of the first companies in the space to adopt the ‘direct-to-consumer’ (DTC) model comprehensively. This gives us the advantage of a much closer relationship with prospects and customers: we currently communicate on a weekly and monthly basis about progress, special offers and new opportunities.

A major slice of the charger market is simply not available to us until we are beyond the pre-order phase and able to ship immediately. Most customers need a product that ships today for use tomorrow. Others need to see product reviews from journalists and users. These are primary reasons why this share offering is important. An improved cash position will arm us with negotiating power to cut the cost of goods, speed development and engineering, and to invest in inventory – major direct impacts on our competitive positioning and market share.

> "I have had many dealings with crowdfunding companies, MAGFAST has been the absolutely best in their transparency and updates with their clients. Quick and almost immediate follow up by both digital and voice (real person) response(s). Any questions or requests have been dealt with promptness and professionalism."
>
> *- Robert Toane, BBB Review*

PROGRESS

The company has made major progress in the following areas:

- **Product development:** engineering is complete for most products in the range, tooling starts imminently, and shipments will then start on a predictable timetable in the coming months
- **Marketing:** our customer acquisition model, as evidenced by nearly $10M in pre-orders, is comprehensively proven
- **Operations:** our systems are built to scale
- **Customer service:** response times and satisfaction levels are consistently well above industry norms
- **Intellectual property:** the founder has developed a robust portfolio of patents and trademarks

Product development

Design, development, engineering and manufacturing are handled by a highly experienced team led by our chief operating officer, responsible for 34 products over the past 25 years.

Our manufacturing partner is P3 International, a US-based manufacturer in New York with partners in Asia. Completing product engineering for the product family has taken much longer than expected, impacted in part by our lack of negotiating power and the effects of COVID-19. Production status [4] is regularly updated at www.MAGFAST.com/status.

Marketing

A core competency for MAGFAST. A small team is led by the company's CEO, a gifted online marketing expert. MAGFAST marketing is currently 100% online, primarily in the form of targeted ads on Facebook and YouTube. A sophisticated marketing funnel, built over three years by an in-house team in collaboration with an experienced agency, is monitored and refined constantly.

New online ads are made and released regularly and tested in different market segments; each month's learning is fed into new creative, constantly refining format, benefits and content. Ad respondents typically attend a webinar offering pre-shipping (crowdfunding) pricing. Once a prospect has shown interest by registering for an online event or other promotional activity.

MAGFAST's direct-to-consumer (DTC) model affords us a much closer relationship to prospects and customers than traditional consumer electronics manufacturers using conventional wholesale and retail outlets as their path to market.

Operations/IT

The company has been based since inception on a virtual workforce, with team members working remotely in the U.S. and other countries, and a comprehensive suite of online technologies designed to scale. MAGFAST.com has been built from scratch in 2017 - no legacy code – in order to handle high traffic volumes reliably and fast.

All pages of the site are cached on Google's Cloud Platform which can serve millions of users simultaneously, and the event experience and checkout process (a customized experience for every visitor) use JavaScript to offload the bulk of the computing to the visitor's browser. Remember, our systems handled $1/4 million in 10 minutes on the first day …

Sanja Cebalovic



It's ALL about Serotonin

Sanja Cebalovic
Head of Customer Service

At MAGFAST, we think a little differently. We hired Sanja, a former lawyer, for customer service because at her interview she aced the question 'What's customer service all about?'. Keeping our customer's happy is the whole game, which is why 9/10 are sticking with us on this long development journey. Today she runs the department.

Customer service

MAGFAST is laser focused on customer service as a key part of building long-term relationships with a large and growing group of supporters. We've devoted a big slice of our time to figuring out how to keep customers happy without draining cash: our team has developed "Intelligent Customer Support" that allows us to keep a big-hearted personal touch while drastically cutting the time it takes to answer every support ticket. Our customer service team is also geographically distributed around the globe to enable around-the-clock support.

Intellectual property

The growing portfolio of patents and trademarks relating to the MAGFAST product range is used by the company under exclusive, royalty-free license from the inventor, Seymour Segnit. According to the terms of the license agreement, title to the licensed materials is automatically assigned to the new controlling entity in the event of a change of control.

Growth plans

We project significant growth both through repeat orders from existing customers and the development of new markets. Current and future initiatives include:

- A seven-day follow-up campaign shortly after initial inquiry recalls features and benefits for prospects who did not purchase.
- Ongoing communications allow MAGFAST to build its relationship with customers, cover product and production updates, and make special offers.
- The ongoing release of brand-new products featuring snap-to-charge.
- The release of international variants allowing us to address markets in the EU, UK, Asia and beyond.
- A distinctive new form of product-referral program.
- An innovative retail charger and power-bank rental system.

> **“The world of charging your mobile devices is about to change! More power, more options, and more convenience along with great design and dedication looks to make the mag fast charger one of the best on the market!”**
>
> *- Peter Sawyer, Google Review*

PRODUCT RANGE

The MAGFAST Family

MAGFAST Life™

Life


Life
MAGFAST

MAGFAST Life is the portable power bank you’ll want to keep with you every day. Easy to keep charged, and to charge anything—it feels great in your hand, and packs enough power for 4-5 charges of any smartphone.

MAGFAST Extreme™

Extreme


Extreme

MAGFAST Extreme is like MAGFAST Life on steroids. All the MAGFAST Family features, but with an industry-first THREE Qi charging ports, and so much power it can jump… start… your… car.

MAGFAST Road™

Road


Road
MAGFAST

Plugged into the 12V outlet inside your car, MAGFAST Road will keep six passengers charged up on your next road trip. MAGFAST Road also banks enough battery energy for 2-3 smartphone charges: grab it as you leave the car and keep powering up.

MAGFAST Air™

Air


Air
MAGFAST

MAGFAST Air powers your phone wirelessly, a graceful stand-alone addition to your desk. Air also snaps to charge any MAGFAST power bank, and sits neatly atop MAGFAST Wall – as far as we know, the world's first and only wall-mounted wireless charger.

MAGFAST Wall™

Wall


MAGFAST
Wall

Our upgrade to one of the world's most popular charger designs [5] now offers MAGFAST snap-to-charge magnetic charging top and bottom. The gorgeous new tips still store neatly in the back, now with micro-fine height adjustment from the button right on the front. And there are two (or more - depending on model) USB outlets underneath.

MAGFAST Time™ (for Apple® Watch™)

Time


Time
Made for
WATCH
MAGFAST

MAGFAST Time starts as a power bank with the full MAGFAST family feature set. Take Time with you on your next trip; the battery and neat hinged charging platform will keep your Apple Watch charged for up to two weeks.

—

PRESS

News

MAGFAST In the News...

> "My Goodness, What a very special company! By accident one day a couple of months ago, I was intrigued by the ad that Seymour, the owner, had posted on Facebook inviting everyone to a special video about the company having developed a new business and forthcoming product line. So, I took him up on it, and fell in love "head over heels". The products, now in the beginning stage of production, are for sure have never been seen or produced by anybody, or any consumer. An exquisite line of accessories for all of your charging devices. Seymour and his team has asked for early investors so that they can continue producing the very best of its kind, and from what I can see, it's going to happen. Seymour has taken meticulous amounts of time to cover every single detail in the production of each of his items. They have used such imagination, artistry, and creativity, much of which I've never seen in all of my 73 years on this earth..."

- John Wright, Google Review

—

TEAM



Seymour Segnit

Founder & President, Controlling Member of Manager - Mischievous LLC

Seymour is MAGFAST's eclectic, experienced, passionate, highly-talented CEO. Now a leading authority on internet marketing, Seymour builds magic and drives down risk to deliver a range of products that Seymour calls 'The best work of my life'.

He studied engineering at Oxford University, and his long career has included stints at Ogilvy & Mather and Saatchi & Saatchi, radio personality at London's biggest radio station and co-founder of a venture-backed Silicon Valley startup. He served in the same capacity at thingCHARGER Inc, another USB charger company, from Dec 2013 to Aug 2016.

Seymour has served with MAGFAST LLC in all positions listed since inception, and is a controlling member of manager - Mischievous LLC.



Amy Rau Segnit

Co-Founder & Secretary, Controlling Member of Manager - Mischievous LLC

Amy has been Seymour's partner, in both business and life, for over a decade— lending her unique creative abilities, skills and sparkle to everything from branding to social media campaigns to product packaging.

Her spectacular creative work helps MAGFAST stand out from the crowd. Among earlier clients, Amy counts corporations like Barnes & Noble College Bookstore, Business Week, plus many of the world's leading ad agencies including Jack Morton Worldwide, Young & Rubicam and TBWA/Chiat Day. Amy served as co-founder and creative director at thingCHARGER Inc, another USB charger company, from Dec 2013 to Aug 2016.

Amy has served with MAGFAST LLC in all positions listed since inception, and is a controlling member of manager - Mischievous LLC.



Rich Warwick

Operations

Rich is a highly driven serial entrepreneur, two-time founder, and a veteran executive of eight venture-funded startups, where his roles were VP of Engineering & Operations, COO and CEO. Among these startups, Vignette achieved an $18B market cap and Evernote grew to over 100M customers.

As a senior executive, Rich has been personally responsible for over 34 products ranging across software (enterprise, mobile desktop and embedded), hardware (silicon, board, module, and box), and complete systems. His core strength is in aggressive and predictable company execution in the areas of people, products, and financial management.

M.S.E.E. (Georgia Tech).



Rex Northen

Investment Strategy

Rex leads MAGFAST's investment strategy and advises on customer development. He has helped launch and run more startups than most of us will meet in 20 lifetimes: after graduating from Oxford, his first software company attracted clients like Body Shop, Honda and Shell. In Silicon Valley, he was CEO of Bizfinity, a ground-breaking online financial platform.

Rex has been managing member of Merexa LLC, an online publishing company, since Jul 2005, and served as executive director of the Cleantech Open from Jan 2009 to Dec 2014. The Cleantech Open is the world's largest accelerator for clean-technology startups.

M.A. (University of Oxford).



Bryan Lemon

Technology

Bryan leads the e-commerce and server infrastructure strategy at MAGFAST. He has led the software development teams at multiple smart-home startups and other companies over his career, with deep expertise in website performance and security.

Bryan studied computer science and data mining at West Virginia University, and is published in multiple peer-reviewed journals and other publications. He was a professor at West Virginia University and Coastal Carolina University, and builds on those years of teaching experience to help in managing, coaching and guiding the other members of MAGFAST's IT team.

PARTNERS



Damian Krause

CEO of P3 International

Born and raised in Germany, Damian moved to the US in the eighties. Under Damian's leadership for over 30 years, P3 International became synonymous with highly innovative, solution-oriented Consumer Electronic Products. P3's outstanding team is coordinating the manufacturing process of the entire MAGFAST line with its long term partners and factories in Taiwan and China. Damian's own words: "MAGFAST is the most innovative family of products we've seen in 30 years."



Shawn Herzinger

VP Engineering of P3 International

Shawn is the brains behind tooling and manufacturing our product. He's a key reason why we're so con"dent we will deliver gorgeous products on budget and on time. Shawn trained as an electrical engineer more years ago than he cares to admit, and he's been directing the manufacturing of precision consumer electronics products at scale for over 25 years.

TEAM MEMBERS



Anita Vargas

Financial Consultant

Anita has been business coach, advisor and analyst to small and medium-sized companies for over 20 years. She is an expert in general business practices, performance analytics, pricing strategy, business modeling and collaboration with legal, tax and labor compliance entities. Anita has extensive experience in accounting systems, internal auditing support, and data integration in global business environments.



Afroz Nissar

IT

Afroz turns marketing magic into technical wizardry. He ensures our email marketing and our website are as reliable as they are alluring. He's spent the last 15 years developing skills as a business consultant, marketing technologist and programmer, consulting with some of the biggest companies and personalities in the world, ranging from thingCHARGER, Tony Robbins and JJ Virgin, all the way to the gargantuan China Railway Corporation.



Christos Ragias

Product Designer

Christos works with Seymour to make MAGFAST products both gorgeous and manufacturable. He graduated from the Columbus College of Art & Design with a BFA in Industrial Design and has honed his skills ever since as a parts finisher, prototype manager, CAD modeler and designer for manufacturing. We love the creative way Christos thinks: he's uniquely talented at turning cool ideas into great prototypes that Shawn's team can turn into great products.



Eric Kinney

Head of Interface

Eric is the engineering talent behind our website and shopping cart - he's the reason the experience is so smooth and seamless. He has been galvanizing digital startups since 2005, in various capacities (employee, consultant, adviser, mentor) with stints at Speedilicious, Sundial Time Systems, Access Communications and Cascade Software Consulting.



Jimy Johny

IT Infrastructure

Jimy (pronounced 'Jimmy,' in spite of all appearances) keeps our servers up, and our downtime down. In our world, that's crucial. He's an expert in Linux, AWS Cloud and Windows administration, and he's worked for small companies and big ones like RevenueMed, XMinds Infotech and Vanilla Networks, providing data center management, remote server admin and Linux/Windows and Hardware LAN management.



Kate

Customer Support Agent

Kate is a remarkable addition to the MAGFAST family and works in customer support (and helps with whatever else is needed).

She lives in Texas and, since graduating from Texas A&M University in 2015, this is the second startup that she's worked with. Kate loves the startup culture and is excited to be working with the great team at MAGFAST.



Lauren Steinberg

Project Manager

For over two decades Lauren has been managing IT teams, leveraging the knowledge and creativity of colleagues to generate solutions. She is involved in all aspects of the project life cycle and brings much experience coordinating and motivating internal staff in support of timeline, budget and project deliverables.



Mayleen Torres-Rivera

Bookkeeper & Analyst

Mayleen is our steady hand on the numbers. She has been in the accounting field for over 25 years and is a long-standing member of the American Institute of Professional Bookkeepers. Mayleen's long experience in both the professional and manufacturing bookkeeping mean she's the perfect person to handle the complexities of manufacturing accounting.



Peter Hoppenfeld

General Counsel

Peter is MAGFAST's general counsel. He knows the team and the MAGFAST products, and we're overjoyed to have him on our team and 'on our side'. He has been described as a "lawyer who really understands marketing" and "a marketer who happens to be a lawyer." As a lawyer, advisor, counselor, friend and devil's advocate, he aims to integrate himself into his clients' inner circles and provide caring yet dynamic contributions to their lives and businesses.



Sanja Cebalovic

Head of Customer Support

Sanja is a beloved member and head of MAGFAST's customer support team.

In addition to providing personal assistance via email and live chat, Sanja manages our payment plan program and complex data-driven projects. Sanja's law degree and nine years of working expertise in the legal system allows her to provide valuable new perspectives to MAGFAST's development. An entrepreneur at heart with a passion for startups, Sanja enthusiasm and effervescence have made her a perfect match for MAGFAST's vision.



Sharon MacNair

Creative Consultant

Sharon MacNair is a passionately curious creative who skillfully combines her design and marketing expertise to create ideas into strong visual messages with colleagues and clients. Her past work includes development and design for branding, events, websites, videos, collateral and photoshoots.

Sharon leads creative work for MAGFAST's website, online advertising, video shoots ("The Upgrade" and major online events) and product materials.



Steve Barns

Intellectual Property Counsel

Steve protects the founders' intellectual property. He's worked with MAGFAST since Seymour first dreamed up the product range. He founded the law office of Stephen W. Barns (Formerly Miller & Barns) and specializes, among other things, in consumer electronics. He has worked as a patent examiner in full- service patent law firms – he's the perfect person to help us ring fence our innovative crown jewels.

ADVISORS AND INVESTORS



Jeff Moore

Principal, Moore Impact

Jeff Moore is a business strategist, serial entrepreneur, and angel investor. He helps business owners who are stuck transform themselves and their companies.

He built a financial software development company to serve clients like Barclays, Merrill Lynch, Morgan Stanley Smith Barney, and UBS. In addition to large-scale software development, Jeff helps these organizations with business strategy, sales process, and client experience.

Jeff has served on the New York Board of Entrepreneur's Organization and is certified Gazelles, Outhinker and Book Yourself Solid coach.

FOOTNOTES

[1] MAGFAST and the MAGFAST logo are trademarks of Mischievous LLC and are used under license. Apple, Lightning and MFi are trademarks of Apple, Inc. and are used by license under Made for Apple/MFi program. Qi is a trademark of the Wireless Power Consortium and is used under license.

[2] Analysts differ in their opinions as to the size of the global markets for MAGFAST's products. We estimate the combined charger + power bank markets to be at least $20B and probably much larger, noting, for example, that:

- "The latest report by IMARC Group, titled 'Battery Charger Market: Global Industry Trends, Share, Size, Growth, Opportunity and Forecast 2019 - 2024', finds that the global battery charger market reached a value of US$ 18.5 Billion in 2018" and "the global battery charger market size is anticipated to reach US$ 29.8 Billion by 2024, exhibiting a CAGR of around 8.3 % during 2019 - 2024... Based on the application, smartphones account for the largest market share." Source: IMARC Group https://www.imarcgroup.com/global-battery-charger-market;
- "The global power bank market size was valued at $17.41 billion in 2019, and is projected to reach $22.34 billion by 2027, registering a CAGR of 3.4% from 2020 to 2027." Source: Allied Market Research https://www.alliedmarketresearch.com/power-bank-market;
- The market for wireless chargers is expected to grow considerably more rapidly: "The Global Wireless Charging Market size is expected to reach $25.6 billion by 2026, rising at a market growth of 28.4% CAGR during the forecast period." https://www.globenewswire.com/news-release/2020/05/15/2034383/0/en/The-Global-Wireless-Charging-Market-size-is-expected-to-reach-25-6-billion-by-2026-rising-at-a-market-growth-of-28-4-CAGR-during-the-forecast-period.html

[3] This is a cross sample of competitors from our own observations and represented in market research published by third parties. Competitors vary by region.

[4] Pre-production working samples of some models have been demonstrated, where available. Hand-made prototypes that include incomplete functionality, animations and CAD 3D renders have also been used throughout our videos and web pages to illustrate MAGFAST at this pre-production stage.

[5] Amy and Seymour Segnit were previously the owners of thingCHARGER, Inc. which shipped over ¼ million units of thingCHARGERs based on that company's records, before thingCHARGER, Inc. ran out of funds. MAGFAST Wall is an updated version of thingCHARGER. Rights to key thingCHARGER assets were purchased by Amy and Seymour when they started MAGFAST.

[6] If you choose to make your investment using a credit card, Netcapital will charge you a card processing fee that's typically slightly more than 3%. Netcapital can answer your questions about this fee.

[7] MAGFAST is a Limited Liability Company (LLC). LLC have considerable flexibility in the language used to define their ownership and governance. Instead of 'members' and 'units', MAGFAST has chosen to use terminology that we believe is more readily understood: for example, managing members may be referenced in our materials as MAGFAST's board of directors, and members as stockholders.

INFORMATION FOR INVESTORS

Here's some material we think you'll find useful as you consider an investment [6] in MAGFAST LLC [7].

Investor Video Presentation

This is our November 19 video announcement about this offering, which includes the latest information about shipping status, and segments with a short overview of our strategic thinking, our business model, competition, intellectual property protection, average order value, systems, marketing, manufacturing, customer service, future opportunities, and setting up an account at Netcapital.

Here's a transcript of the presentation.

Investor Packet

For those of you who prefer a PDF over video or this web page, here's our current packet.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Tooling	$187,375	17.5%
Manufacturing & Materials	$736,195	68.8%
Product Certification	$24,000	2.2%
New Products	$70,000	6.5%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in MAGFAST LLC. This offering must raise at least $10,000 by December 17, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. MAGFAST may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,107,000 units
× $10.00 per unit

$21,070,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

See the latest news on progress at MAGFAST in recent episodes of The Upgrade.

Nov 19, 2020 • Primary offering of 107,000 units at $10.00

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